Exhibit 10.2

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (the “Agreement”), dated as of April 19, 2023, is entered into by and between EzFill Holdings, Inc. a Delaware corporation having its principal offices at 2999 NE 191st St., Ste 500, Aventura, Fl. 33180 and/or its wholly-owned subsidiaries (“EzFill” or the “Company”) and Telx Computers Inc, a Florida corporation with a primary address of 67 NW 183rd Street, Miami, Fl. 33169 (“Service Provider” and together with EzFill, the “Parties”, and each a “Party”).

WHEREAS, EzFill is currently in the business of application based mobile fueling; and

WHEREAS, Service Provider has the capability and capacity to provide certain technology services to the Company; and

WHEREAS, EzFill desires to retain Service Provider to provide certain services under the terms and conditions hereinafter set forth, and Service Provider is willing to perform such services.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Services. Service Provider represents to the Company that Service Provider has the knowledge, skills, and ability required to undertake all Services specified in Exhibit A (the “Services”). Service Provider agrees that the Services will be performed in accordance with the commercial business standards in Service Provider’s business for such Services, and that the software, reports, documentation or other results of such Services shall be fit for their respective intended purpose. Service Provider agrees that during the term of this Agreement Service Provider will diligently perform Service Provider’s assigned duties, and abide by the provisions not otherwise provided for herein of the published policies of the Company which are currently in effect, if any, and as they are from time to time changed by the Company in such manner as not to conflict materially with the provisions of this Agreement. Subject to the terms of this Agreement: (i) Service Provider has the sole and exclusive right to control and direct the manner and means by which Service Provider renders the Services, provided that such manner and means must produce deliverables of a quality reasonably satisfactory to the Company; (ii) Service Provider may perform the duties at any time or pursuant to any schedule, provided that the Services are completed within the time periods (including any interim time periods) indicated within the description of the Services, or otherwise specified by the Company; and (iii) Service Provider shall have no obligation to follow any particular sequence in performing the Services.

2.	Compensation. For all Services to be rendered by Service Provider pursuant to this Agreement, EzFill will pay Service Provider $10,000 per month.

3.	Business Expense Reimbursement. All third party contractors/vendors to be hired by the Company as suggested by Service Provider; or other expenses to be incurred by Service Provider must be approved in writing by the Company. The Company will reimburse Service Provider for all pre-approved expenses incurred in connection with the Services.

4.	Relationship of Parties.
Service Provider shall perform under this Agreement as an independent contractor, and not as an employee, agent, representative, or partner of the Company. None of the employees or agents of Service Provider shall be considered employees of the Company, nor shall any employees or agents of Service Provider be entitled to participate in any plans, arrangements or distributions of the Company pertaining to any benefits provided to regular employees of the Company. Service Provider agrees that Service Provider shall be solely responsible for complying with applicable employment and immigration laws pertaining to Service Provider’s employees or agents and agrees to indemnify the Company, and each of its officers, directors and employees from and against all payments, losses, costs, liability, expenses, damages, fines, penalties and judgments (including without limitation actual attorney’s fees and expenses) as a result of a failure by Service Provider to comply with such laws.

Service Provider’s authority under this Agreement is limited solely to those Services, duties and activities on behalf of the Company as set forth in this Agreement. Other than these specified duties and activities, Service Provider shall have no authority to assume or create any obligation or liability, whether express or implied, on behalf of or in the name of the Company or to bind the Company in any manner whatsoever. Without limiting the generality of the foregoing, Service Provider shall have no authority to and hereby covenants not to: (i) accept orders for products or services offered on behalf of or in the name of the Company; (ii) use the Company’s name, trade names, trademarks or service marks without the Company’s prior written consent; (iii) employ, hire or otherwise engage any person on behalf of or in the name of the Company; or (iv) represent Service Provider or Service Provider’s employees and agents to be employees or agents of the Company for any purpose whatsoever. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between Service Provider and the Company. Service Provider shall be responsible for providing Service Provider’s own general liability insurance coverage to protect Service Provider from any claims made against Service Provider, including those that may arise from the Services rendered pursuant to this Agreement.

Service Provider shall have the right to perform work for others as long as Service Provider fulfills Service Provider’s obligations hereunder. The Company shall have the right to cause work of the same nature as performed by Service Provider to be performed by the Company’s own personnel or other Service Providers.

4.	Non-Solicitation. Service Provider agrees that Service Provider will not, at any time within a period of twelve (12) months after the termination of this Agreement, solicit, either directly or indirectly, any employee or customer of EzFill who was such at the during the term of this Agreement. If the provisions of this section should ever be adjudicated to exceed the time, geographic or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic or other limitations permitted by applicable law.

5.	Confidentiality. All non-public, confidential or proprietary information of EzFill (“Confidential Information”), including, but not limited to, specifications, samples, patterns, designs, plans, drawings, documents, data, business operations, customer lists, pricing, discounts, or rebates, disclosed by EzFill to Service Provider or its agents, whether disclosed orally or disclosed or accessed in written, electronic, or other form or media, and whether or not marked, designated, or otherwise identified as “confidential,” in connection with this Agreement is confidential, solely for Service Provider’s use in performing this Agreement and may not be disclosed or copied unless authorized by EzFill in writing. Confidential Information does not include any information that: (a) is or becomes generally available to the public other than as a result of Service Provider’s breach of this Agreement; (b) is obtained by Service Provider on a non-confidential basis from a third-party that was not legally or contractually restricted from disclosing such information; (c) Service Provider establishes by documentary evidence, was in its possession prior to EzFill’s disclosure hereunder; or (d) was or is independently developed by Service Provider without using any Confidential Information. Upon EzFill’s request, Service Provider shall promptly return all documents and other materials received from EzFill and shall not retain any copies thereof. EzFill shall be entitled to injunctive relief for any violation of this Section. Service Provider acknowledges that it is subject to EzFill’s Insider Trading Policy, a copy of which has been provided to Service Provider.

Proprietary Rights.

a.	Work Product. Service Provider acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas, and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by Service Provider individually or jointly with others during the period of Service Provider’s time with the Company and relating in any way to the business or contemplated business, research, or development of the Company (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical, and electronic copies, all improvements, rights, and claims related to the foregoing, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents, and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions, and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

For purposes of this Agreement, Work Product includes, but is not limited to, Company information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.

b.	Work Made for Hire; Assignment. Service Provider acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101), and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, Service Provider hereby irrevocably assigns to the Company, for no additional consideration, Service Provider’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

c.	Further Assurances; Power of Attorney. During and after the term of this Agreement, Service Provider agrees to reasonably cooperate with the Company at the Company’s expense to (i) apply for, obtain, perfect, and transfer to the Company the Work Product and Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (ii) maintain, protect, and enforce the same, including, without limitation, executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. Service Provider hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Service Provider’s behalf in Service Provider’s name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, issuance, prosecution, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if Service Provider does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be impacted by Service Provider’s subsequent incapacity.

d.	Moral Rights. To the extent any copyrights are assigned under this Agreement, Service Provider hereby irrevocably waives, to the extent permitted by applicable law, any and all claims Service Provider may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as “moral rights” with respect to all Work Product and all Intellectual Property Rights therein.

e.	No License. Service Provider understands that this Agreement does not, and shall not be construed to, grant Service Provider any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to them by the Company.

6.	Term and Termination.

(a) This Agreement shall commence as of the Effective Date and shall continue thereafter for a period of one (1) year unless sooner terminated pursuant to this Section (the “Term”).

(b) EzFill may terminate this Agreement at any time by providing Service Provider written notice of its intent to terminate.

7.	Indemnification. Service Provider shall indemnify, defend, and hold harmless EzFill and its officers, directors, employees, agents, affiliates, successors, and permitted assigns (collectively, “Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement, and the cost of pursuing any insurance providers, incurred by Indemnified Party/awarded against Indemnified Party in a final judgment (collectively, “Losses”), relating to/arising out of or resulting from any claim of a third party or EzFill arising out of or occurring in connection with Service Provider’s negligence, willful misconduct, or breach of this Agreement. Service Provider shall not enter into any settlement without EzFill’s or Indemnified Party’s prior written consent.

8.	Compliance with Law. Service Provider is in compliance with and shall comply with all applicable laws, regulations, and ordinances. Service Provider has and shall maintain in effect all the licenses, permissions, authorizations, consents, and permits that it needs to carry out its obligations under this Agreement.

9.	Force Majeure. No Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such Party’s (the “Impacted Party”) failure or delay is caused by or results from the following force majeure events (“Force Majeure Event(s) “): (a) acts of God; (b) flood, fire, earthquake, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order, law, or action; (e) embargoes or blockades in effect on or after the date of this Agreement; (f) national or regional emergency; (g) strikes, labor stoppages or slowdowns or other industrial disturbances; and (h) other similar events beyond the control of the Impacted Party.

10.	Advertising. Without EzFill’s prior written consent, Service Provider shall not advertise or publish the fact that Service Provider is performing the Services hereunder, nor use any trademarks or trade names of EzFill in Service Provider’s advertising or promotional materials, without EzFill’s prior written consent.

11.	General.

(a)Each Party shall deliver all communications in writing either in person, by certified or registered mail, return receipt requested and postage prepaid, by facsimile or email (with confirmation of transmission), or by recognized overnight courier service, and addressed to the other Party at the addresses set forth above.

(b) This Agreement and all matters arising out of or relating to this Agreement are governed by, and construed in accordance with, the laws of Florida, without giving effect to any conflict of laws provisions thereof. Either Party may institute any legal suit, action, or proceeding arising out of or relating to this Agreement in the federal or state courts in each case located in Miami-Dade County, Florida.

(c) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY: (A) CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE AFOREMENTIONED COURTS; (B) WAIVES ANY OBJECTION TO THAT CHOICE OF FORUM BASED ON VENUE OR TO THE EFFECT THAT THE FORUM IS NOT CONVENIENT; (C) WAIVES ANY RIGHT TO TRIAL BY JURY; AND (D) WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT, OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY FLORIDA LAW.

(f) This Agreement contains the Parties’ entire understanding with respect to the subject matter hereof and supersedes all prior and contemporaneous written or oral understandings, agreements, representations, and warranties with respect to such subject matter.

(g) The invalidity, illegality, or unenforceability of any provision herein does not affect any other provision herein or the validity, legality, or enforceability of such provision in any other jurisdiction.

(h) The Parties may not amend this Agreement except by a written instrument signed by the Parties.

(i) No waiver of any right, remedy, power, or privilege under this Agreement (“Right(s)”) is effective unless contained in writing signed by the Party charged with such waiver. No failure to exercise, or delay in exercising, any Right operates as a waiver thereof. No single or partial exercise of any Right precludes any other or further exercise thereof or the exercise of any other Right. The Rights under this Agreement are cumulative and are in addition to any other rights and remedies available at law or in equity or otherwise.

(j) Neither Party may directly or indirectly assign, transfer, or delegate any of or all of its rights or obligations under this Agreement, voluntarily or involuntarily, including by change of control, merger (whether or not such Party is the surviving entity), operation of law, or any other manner, without the prior written consent of the other Party. Any purported assignment or delegation in violation of this Section shall be null and void.

(k) This Agreement is binding upon and inures to the benefit of the Parties and their respective successors and permitted assigns. Except for the Parties, their successors, and permitted assigns, there are no third-party beneficiaries under this Agreement.

(l) Any provision that, in order to give proper effect to its intent, should survive the expiration or termination of this Agreement, will survive such expiration or termination for the period specified therein or if nothing is specified for a period of twelve (12) months after such expiration or termination.

(m) Service Provider will be responsible for the payment of taxes on Service Provider’s entire compensation under this Agreement, including income taxes, employment and unemployment, Medicare and social security taxes and other or similar taxes required by application of law. The Company shall not withhold any taxes in connection with the compensation paid to Service Provider hereunder. Such payments shall be the sole responsibility of Service Provider, and Service Provider agrees to file all required forms and make all required payments appropriate to Service Provider’s tax status when and as they become due. Service Provider agrees to indemnify the Company, and each of its officers, directors and employees from and against all payments, losses, costs, liability, expenses, damages, fines, penalties or judgments (including without limitation actual attorneys’ fees and expenses) as a result of a failure by Service Provider: (a) to pay all the taxes due in connection with the compensation paid to Service Provider under this Agreement, (b) to respond to any administrative inquiry concerning Service Provider’s payment of such taxes, or (c) to defend against any administrative or judicial proceeding with respect to Service Provider’s payment of such taxes.

(n) This Agreement may be executed in counterparts.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above.

EZFILL HOLDINGS INC

By:	/s/ Michael McConnell

Name:	Michael McConnell

Title:	CEO

SERVICE PROVIDER

By:	/s/ Avishai Vaknin

Name:	Avishai Vaknin

Title:	CEO

EXHIBIT A

Statement of Work

1.	Services. Service Provider’s Services shall include:

Oversee all matters relating to EzFill’s technology.

Provide a technology road map.

Monthly mobile application updates to support existing business

Make introductions to strategic partners and assist with integrations

Make introductions to key players in Miami business community

Further integration between internal and external tech teams

Weekly sprint planning meeting

As needed meetings with marketing team to make sure the direction is being followed

Make sure marketing and tech are in sync

Monitor revenue pipelines

Send weekly analytics on ROI

Provide a united product marrying operations, marketing and technology.

Oversee product development and implementation

Blend technology goals with required monetization

Work with marketing to add direct revenue opportunities

Create vertical hybrid solutions

Provide blended roadmap driven by technology

Help create and direct new membership model

Develop a strong backend platform able to drive financial accounting automation via accounting API’s and revenue/invoice generation

Develop a touchless driver application (reduction of operating expenses)

Development of integrated marketing and push notification functions within the B2C applicaiotn delivering more services and revenue generating tools

Development of B2B application with sales and marketing to support new monetized data analytics, supporting fleets

Integrate Samsara and Geotab telematic tools within the B2B/B2C app to allow for vehicle monitoring, access, management (Fleets)

Re-image and redeploy new website

IT admin Service for EZfl office, we will immediately save the cost of the IT contract ($5k/m) and have my guys provide the IT support. Network, servers, firewall, workstations with unlimited hours per month at no cost to EZfl

Telecom – we will take over the office phone system and remote sales.

Web front end – TelX will take care of anything related to frontend web remodel or design changes.

Graphics UI/UX – TelX will be in charge fully on anything related to graphics, either digital or print. We will do it in house.

Marketing – Labor service for all marketing related hours. Including setting up ads on social media, brainstorm ideas for digital marketing, push notifications, alerts and triggers, social media setup and monitoring.

SEO – TelX to oversee a third party SEO company which should cost around $2k-$3k.

Google PPC/Ads – TelX to oversee third party team which should cost around $1500/month and they will setup all of the campaigns. Then depending on our company budget, we set it on google for ads and run it. my staff will monitor analytics and conversions. Company will decide on budgets on 30 days cycle.

Youtube promotion – TelX will oversee YT channel to boost all of our products. Telx will be the coordinator and help, video production will cost around $300 per video.

2.	Service Provider Information.

a.	Name:
b.	Mailing Address:
c.	Phone Number:
d.	Tax Identification No.:

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